Exhibit 99.1

News Release	TRW Automotive
12001 Tech Center Drive
Livonia, MI 48150
Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140
Media Contact:
John Wilkerson
(734) 855-3864
TRW Reports First Quarter 2008 Financial Results; Revises Full Year Outlook
LIVONIA, MICHIGAN, April 30, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2008 financial results with sales of $4.1 billion, an increase of 16.2 percent compared to the same period a year ago. The Company reported first quarter net earnings of $94 million or $0.92 per diluted share, which compares to a net loss in the prior year of $(86) million or $(0.87) per share.
The prior year result included charges of $147 million related to the Company’s debt recapitalization plan that was initiated in the prior year quarter. The plan was completed during the second quarter of 2007 and included the refinancing of substantially all of the Company’s debt, which effectively lowered corporate borrowing costs, improved covenant flexibility and extended debt maturities. When comparing results between the two periods, excluding the impact of debt charges in 2007, the Company’s 2008 first quarter net earnings of $0.92 per diluted share compare favorably to the prior year adjusted result of $0.60 per diluted share. In comparison, the first quarter of 2008 benefited primarily from lower expenses related to interest and taxes, together with higher product volumes and the non-recurrence of certain other expenses that impacted the 2007 period.
“We have consistently pursued business strategies that improve TRW’s long-term competitiveness, which has helped the Company overcome difficult industry conditions and is reflected in our solid first quarter performance,” said John Plant, president and chief executive officer.

“These strategies focus efforts on improving our global market position in safety, pioneering innovation throughout the organization and implementing our operating programs in a manner that optimizes both cost and quality.”
Mr. Plant added, “With respect to innovation, TRW is raising the intelligence of safety. Earlier this year we introduced our vision of Cognitive Safety Systems, which embodies our goal of helping to keep drivers and passengers safer by making vehicles smarter. Cognitive Safety represents the culmination of new and better technology that increasingly uses advanced electronics and proprietary algorithms to sense, analyze and respond to ever-changing conditions. Cognitive Safety focuses attention on our advanced capabilities and underscores our role as an intellectual partner to our customers. In doing so, it also raises our confidence in our ability to provide sustainable long-term growth for the Company.”
First Quarter 2008
The Company reported first-quarter 2008 sales of $4.1 billion, an increase of $577 million or 16.2 percent over the prior year period. Foreign currency translation benefited sales in the 2008 quarter by approximately $358 million. First quarter sales, excluding the impact of foreign currency translation, increased approximately $219 million or 6.1 percent over the prior year period. This increase can be attributed primarily to significantly higher module sales and industry growth in China and South America. These positive factors were partially offset by price reductions provided to customers and the continued decline in North American vehicle production, including the effects of a supplier-related strike that negatively impacted operations at one of our customers.
Operating income for first-quarter 2008 was $188 million, which compares favorably to $175 million in the prior year period. The year-to-year increase was driven by a number of positive factors, including savings generated from cost improvement and efficiency programs, higher product sales and the non-recurrence of a business disruption that negatively impacted the 2007 quarter. These factors were partially offset by price reductions provided to customers, higher commodity costs and the impact of operating inefficiencies stemming from historically low vehicle production in North America.

The net impact of foreign currency rate fluctuations did not have a material impact on operating income in the 2008 quarter. Restructuring and asset impairment expenses in both years were $8 million.
Net interest and securitization expense for the first quarter of 2008 totaled $49 million, which compares favorably to $64 million in the prior year. Lower borrowing costs in the 2008 quarter can be attributed to the benefits derived from the Company’s previously mentioned debt recapitalization and the impact of declining interest rates between the two periods.
Tax expense in the 2008 quarter was $47 million, resulting in an effective tax rate of 33 percent, which compares to $53 million in the prior year period. The effective tax rate in the 2007 quarter excluding previously mentioned debt retirement charges was 46 percent. The Company expects its full year 2008 effective tax rate to be approximately 38 to 42 percent.
The Company reported first-quarter 2008 net earnings of $94 million or $0.92 per diluted share, which compares to a net loss of $(86) million or $(0.87) per share in 2007. The 2008 result represents an improvement of $33 million when compared to 2007 net earnings, excluding debt retirement charges, of $61 million or $0.60 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt (where applicable), taxes, depreciation and amortization, or EBITDA, were $337 million in the first quarter, which compares to the prior year level of $309 million.
Cash Flow and Capital Structure
Net cash from operating activities during the first quarter was a use of $115 million, which compares to a use of $221 million in the prior year period. First quarter capital expenditures were $97 million compared to $119 million in 2007.
As mentioned previously, the Company refinanced substantially all of its debt in 2007. In the first-quarter 2007, the Company completed its $1.5 billion Senior Note offering and repurchased substantially all of its then-outstanding Notes through a tender offer. The Company incurred debt retirement charges related to this transaction of approximately $147 million in the first quarter of 2007.

As of March 28, 2008, the Company had $3,164 million of debt and $565 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,599 million. This net debt outcome is $254 million higher than the balance at the end of 2007.
2008 Outlook
The Company increased its full year outlook and now expects sales to be in the range of $16.2 to $16.6 billion (including second quarter sales of approximately $4.5 billion). Full year net earnings per diluted share are now expected to be in the range of $2.30 to $2.60.
This guidance range reflects pre-tax restructuring expenses of approximately $55 million (including approximately $10 million in the second quarter) and an effective tax rate in the range of approximately 38 to 42 percent. Lastly, the Company expects capital expenditures in 2008 to be approximately 3.5 percent of sales.
First Quarter 2008 Conference Call
The Company will host its first quarter conference call at 8:30 a.m. (EDT) today, Wednesday, April 30, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 42019964. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs more than 66,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2007, such as: loss of market share by domestic North American vehicle manufacturers and resulting production cuts and restructuring initiatives, including bankruptcy actions, of our suppliers and customers; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base, including any resulting inability of our suppliers to perform as we expect; our dependence on our largest customers; product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; cyclicality of automotive production and sales; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions; any impairment of our goodwill or other intangible assets; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; adverse effects of environmental and safety regulations; assertions by or against us relating to intellectual property rights; the possibility that our largest shareholder’s interests will conflict with ours; and other risks and uncertainties set forth in our Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended March 28, 2008 and March 30, 2007	A2

Condensed Consolidated Balance Sheets as of March 28, 2008 (unaudited) and December 31, 2007	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 28, 2008 and March 30, 2007	A4

Reconciliation of GAAP Net Earnings (Losses) to EBITDA (unaudited) for the three months ended March 28, 2008 and March 30, 2007	A5

Reconciliation of GAAP Net Earnings (Losses) to Adjusted Earnings (unaudited) for the three months ended March 30, 2007	A6
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the United States Securities and Exchange Commission on February 21, 2008.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	March 28, 2008	March 30, 2007
Sales	$4,144	$3,567
Cost of sales	3,803	3,251

Gross profit	341	316
Administrative and selling expenses	132	128
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	8	8
Other expense (income) — net	4	(4)

Operating income	188	175
Interest expense — net	48	63
Loss on retirement of debt	—	147
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(7)	(6)
Minority interest, net of tax	5	3

Earnings (losses) before income taxes	141	(33)
Income tax expense	47	53

Net earnings (losses)	$94	$(86)

Basic earnings (losses) per share:
Earnings (losses) per share	$0.93	$(0.87)

Weighted average shares	100.8	98.5

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.92	$(0.87)

Weighted average shares	102.2	98.5

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	March 28,	December 31,
	2008	2007
(Dollars in millions)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$562	$895
Marketable securities	3	4
Accounts receivable — net	2,860	2,313
Inventories	936	822
Prepaid expenses and other current assets	336	292

Total current assets	4,697	4,326

Property, plant and equipment — net	2,995	2,910
Goodwill	2,249	2,243
Intangible assets — net	724	710
Pension asset	1,506	1,461
Other assets	660	640

Total assets	$12,831	$12,290

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$80	$64
Current portion of long-term debt	20	30
Trade accounts payable	2,666	2,406
Accrued compensation	296	298
Other current liabilities	1,027	917

Total current liabilities	4,089	3,715

Long-term debt	3,064	3,150
Postretirement benefits other than pensions	586	591
Pension benefits	516	497
Other long-term liabilities	1,046	1,011

Total liabilities	9,301	8,964

Minority interests	144	134

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,182	1,176
Retained earnings	495	398
Accumulated other comprehensive earnings	1,708	1,617

Total stockholders’ equity	3,386	3,192

Total liabilities, minority interests, and stockholders’ equity	$12,831	$12,290

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(Dollars in millions)	March 28, 2008	March 30, 2007
Operating Activities
Net earnings (losses)	$94	$(86)
Adjustments to reconcile net earnings (losses) to net cash used in operating activities:
Depreciation and amortization	147	131
Net pension and other postretirement benefits income and contributions	(54)	(41)
Loss on retirement of debt	—	147
Other — net	(23)	10
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(420)	(420)
Inventories	(58)	(37)
Trade accounts payable	150	121
Prepaid expense and other assets	(15)	(36)
Other liabilities	64	(10)

Net cash used in operating activities	(115)	(221)

Investing Activities
Capital expenditures, including other intangibles	(97)	(119)
Acquisitions, net of cash acquired	(40)	(12)
Termination of interest rate swaps	—	(12)
Net proceeds from asset sales and sales/leasebacks	1	7

Net cash used in investing activities	(136)	(136)

Financing Activities
Change in short-term debt	14	36
Net repayments on revolving credit facility	(90)	—
Proceeds from issuance of long-term debt, net of fees	4	1,477
Redemption of long-term debt	(43)	(1,396)
Proceeds from exercise of stock options	2	5

Net cash (used in) provided by financing activities	(113)	122
Effect of exchange rate changes on cash	31	—

Decrease in cash and cash equivalents	(333)	(235)
Cash and cash equivalents at beginning of period	895	578

Cash and cash equivalents at end of period	$562	$343

A4

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings (Losses) to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2007.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	March 28, 2008	March 30, 2007
GAAP net earnings (losses)	$94	$(86)
Income tax expense	47	53
Interest expense — net	48	63
Loss on retirement of debt	—	147
Accounts receivable securitization costs	1	1
Depreciation and amortization	147	131

EBITDA	$337	$309

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchase on March 26, 2007 of its then outstanding 9 3/8% Senior Notes and 10 1/8% Senior Notes in original principal amounts of $925 million and €200 million, respectively, and 11% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes in original principal amounts of $300 million and €125 million, respectively, the Company recorded a loss on retirement of debt of $147 million. This loss included $111 million for redemption premiums paid, $20 million for the write-off of deferred debt issuance costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8% Senior Notes and $5 million of fees. No tax benefit was recognized relating to the loss on retirement of debt due to the Company’s tax loss position in the respective jurisdiction.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Three Months			Three Months
	Ended			Ended
	March 30,			March 30,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$3,567	$—		$3,567
Cost of sales	3,251	—		3,251

Gross profit	316	—		316
Administrative and selling expenses	128	—		128
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	8	—		8
Other income — net	(4)	—		(4)

Operating income	175	—		175
Interest expense, net	63	—		63
Loss on retirement of debt	147	(147	) (a)	—
Accounts receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(6)	—		(6)
Minority interest, net of tax	3	—		3

(Losses) earnings before income taxes	(33)	147		114
Income tax expense	53	—		53

Net (losses) earnings	$(86)	$147		$61

Effective tax rate	n.m.			46%

Basic (losses) earnings per share:
(Losses) earnings per share	$(0.87)			$0.62

Weighted average shares	98.5			98.5

Diluted (losses) earnings per share:
(Losses) earnings per share	$(0.87)			$0.60

Weighted average shares	98.5			101.6 (b)

(a)	Reflects the elimination of the loss on retirement of debt.

(b)	Includes approximately 3.1 million shares that have been excluded from the GAAP diluted losses per share calculation for the three months ended March 30, 2007, as the effect was anti-dilutive due to the net loss reflected for such period.
n.m. — not meaningful

A6